Exhibit 10.1

RIGHT OF FIRST OFFER AGREEMENT

This RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is dated as of August 4, 2017, and is by and between Pike West Coast Holdings, LLC, a Delaware limited liability company (“Pike”), and TransMontaigne Partners L.P., a Delaware limited partnership (“TLP”). Pike and TLP are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Pike owns 100% of the outstanding membership interests (the “Membership Interests”) of SeaPort Midstream Holdings, LLC (“SMH”);

WHEREAS, SMH and BP West Coast Products, LLC (“BP”) entered into that certain Asset Purchase Agreement dated as of July 27, 2017 (the “APA”);

WHEREAS, upon the closing of the transactions contemplated by the APA (the “Closing”), SMH and an Affiliate of BP will each own an equity interest in SeaPort Midstream Partners, LLC (“SMP”); and

WHEREAS, subject to the Closing occurring, Pike desires to grant to TLP a right of first offer to acquire the Membership Interests on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions.

(a)                                 “Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question.

(b)                                 “Control” (including the correlative meanings of the terms “Controlled by” or “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)                                  “Person” means any individual corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.

(d)                                 “Third Party” means any Person other than a Party or its Affiliates.

2.                                      Right of First Offer. Subject to the Closing occurring:

(a)                                 In the event that Pike intends to sell, assign, transfer or convey, by merger, consolidation or otherwise, all or any portion of the Membership Interests (the “ROFO Interests”) to any Third Party, then Pike shall give written notice thereof to TLP. For a period of 30 days after delivery of such notice to TLP, TLP shall have the right, but not the obligation, to submit a written offer to purchase the ROFO Interests (the “ROFO Offer”), which ROFO Offer shall set forth the consideration and other material terms for TLP’s proposed purchase of the ROFO Interests. Upon receipt of the ROFO Offer, Pike may elect in its sole discretion to accept or reject the ROFO Offer.

(b)                                 In the event that Pike elects to accept the ROFO Offer, then Pike shall be bound to transfer to TLP, and TLP shall be bound to purchase from Pike, the ROFO Interest on the terms and conditions set forth in the ROFO Offer with such modifications as may be mutually agreed upon by TLP and Pike, and the closing of such transfer of the ROFO Interest shall occur within 60 days of Pike’s acceptance of the ROFO Offer or on such other date as may be set forth in the ROFO Offer (subject to extension to the extent necessary to obtain any required regulatory approvals).

(c)                                  In the event that either (i) a ROFO Offer is made and Pike rejects the ROFO Offer or (ii) no ROFO Offer is made within the 30-day period, then for a 120-day period after the date on which Pike rejects the ROFO Offer or the first date after the last day on which TLP was permitted to make a ROFO Offer pursuant to Section 2(a), as applicable (the “Solicitation Period”), Pike may solicit an offer to purchase the ROFO Interest from one or more Third Parties as Pike may determine in its discretion. If Pike receives a Third Party offer to purchase the ROFO Interest within the Solicitation Period (a “Third Party Offer”), and the consideration payable for the ROFO Interest pursuant to such Third Party Offer exceeds the consideration payable for the ROFO Interest pursuant to the ROFO Offer (a “Qualifying Third Party Offer”), then Pike may elect to transfer the ROFO Interest to such Third Party in accordance with the Qualifying Third Party Offer within 60 days after the end of the Solicitation Period (subject to extension to the extent necessary to obtain any required regulatory approvals). Any noncash consideration set forth in the ROFO Offer or a Third Party Offer shall be valued at its fair market value, as agreed by Pike and TLP, and failing such agreement, as determined by an independent Third Party appraiser selected by Pike and reasonably acceptable to TLP (the costs for which Third Party appraiser shall be shared equally by Pike and TLP). If the closing under the Qualifying Third Party Offer accepted by Pike does not occur within the required 60-day period (subject to extension to the extent necessary to obtain any required regulatory approvals), then the ROFO Interest in question shall once again become subject to the restrictions of this Section 2, and Pike shall no longer be permitted to transfer such ROFO Interest without again fully complying with the provisions of this Section 2.

3.                                      LLC Agreement. TLP’s rights under Section 2 shall be subject to compliance with all applicable provisions of the limited liability company agreement and other governing documents of SMP as in effect upon and after the time of any transfer or proposed transfer to TLP pursuant to Section 2.

4.                                      Term. TLP’s rights under Section 2 shall expire on the earlier of the fourth anniversary of the Closing and termination in accordance with Section 5.

5.                                      Termination.

(a)                                 This Agreement shall automatically terminate without action by either Party if the APA is terminated in accordance with its terms prior to Closing.

(b)                                 Pike shall have the right, but not the obligation, to terminate this agreement upon written notice to TLP at any time after TLP ceases to be Controlled by ArcLight Capital Partners, LLC.

6.                                      Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, registered mail, first-class postage paid, (b) sent by overnight delivery service or other courier, (c) transmitted via facsimile, (d) transmitted by electronic mail, or (e) delivered by hand to the addresses, as the case may be, set forth below. Any notice shall be deemed to have been duly received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission or electronic mail, when confirmation of receipt is received by sender, and (iv) if delivered by hand, on the date of receipt. The notice addresses and facsimile numbers of the Parties are as follows:

If to Pike:

Pike West Coast Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116
Attention: Christine Miller
Fax: +1 617-867-4698
Email: cmiller@arclightcapital.com

With a copy to:

Orrick, Herrington & Sutcliffe LLP
1301 McKinney St, Suite 4100
Houston, Texas 77010
Attention: Blake H. Winburne
Fax: +1 713-658-6401
Email: bwinburne@orrick.com

If to TLP:

TransMontaigne Partners L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: Chief Executive Officer
With Copy To: General Counsel
Phone:	303-626-8200
Fax:	303-626-8228

7.                                      Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any assignment in violation of the preceding sentence will be void. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.                                      Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by duly authorized officers of the Parties or, in the case of a waiver, the Party waiving compliance. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.                                      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to its subject matter.

10.                               Governing Law. This Agreement and all amendments hereof and waivers and consents hereunder shall be governed by the Law of the State of New York without regard to conflict of laws principles. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York County with respect to any action or proceeding arising out of or relating to this Agreement. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, trial by jury in any action, suit or proceeding relating to a dispute and for any counterclaim with respect thereto.

11.                               Severability. If any part or provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or any other legally constituted body having jurisdiction to make such determination, such part or provision shall be valid and enforceable to the maximum extent permitted by law and the remaining provisions of this Agreement shall be fully effective.

12.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Agreement, to the extent executed and delivered by means of a facsimile machine or e-mail of a PDF file containing a copy of an executed agreement (or signature page thereto), shall be treated in all respects and for all purposes as an original agreement or instrument and shall have the same binding legal effect as if it were the original signed version thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties are executing this Agreement as of the date first written above.

PIKE:

PIKE WEST COAST HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Right of First Offer Agreement]

TLP:

TRANSMONTAIGNE PARTNERS L.P.

By: TransMontaigne GP L.L.C., its general partner

By:	/s/ Michael A. Hammell
Name:	Michael A. Hammell
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Right of First Offer Agreement]